Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated July 1, 2015
Registration No.  333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated June 3, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015004282/f424b30615_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

Press Release

June 22, 2015

PR Newswire: Innovation Economy Corporation (ieCrowd) to Provide IPO

Update via Live Webcast on June 26

Innovation Economy Corporation (ieCrowd) to Provide IPO Update via Live Webcast on June 26

Company invites individual and institutional investors to attend interactive real-time virtual roadshow

RIVERSIDE, Calif., June 22, 2015 /PRNewswire/ -- Innovation Economy Corporation ("ieCrowd™"), an emerging growth company seeking to commercialize life and health innovations, today announced that Amro Albanna, Chairman and CEO, will present live, in a featured event at VirtualInvestorConferences.com on June 26, 2015. ieCrowd plans to list on NASDAQ under the ticker symbol MYIE.

DATE: Friday, June 26, 2015

TIME:   12:00 PM EDT

REGISTER NOW: http://tinyurl.com/ieCrowd

This will be a live, interactive online event where investors are invited to ask the company questions in real-time. If attendees are not able to join the event live on the day of the conference, an on-demand archive will be available for 90 days.

It is recommended that investors pre-register to save time and receive event updates.

Learn more about the event: http://VirtualInvestorConferences.com

You can learn more about ieCrowd's IPO and BANQ®, the online investment platform owned and operated by TriPoint Global Equities LLC, by accessing the following link: http://tinyurl.com/BanqAnnouncement

Company Highlights

●	ieCrowd secures and seeks to commercialize life and health innovations developed by research institutions

●	Founded October, 2010, headquartered in Riverside, CA, and currently has 33 employees including leadership with private and public company experience

●	Raised approximately $13M from private investors, life and health strategic investors, funds, and family office. Prior to acquisition by ieCrowd, technologies received non-dilutive funding from Gates Foundation and National Institutes of Health

●	Currently commercializing 5 innovations with addressable market of approximately $13B

●	Innovations being commercialized include "Kite", which is being designed to block mosquitoes from detecting and biting humans with a goal of reducing human suffering from malaria and other mosquito-borne diseases, and "Nuuma", a tiny nano-based sensor being designed to detect airborne gases at the parts per billion (ppb) level, envisioned as a "digital nose" for mobile devices, with potential consumer and professional uses ranging from testing indoor/outdoor air quality to early disease detection to homeland security

●	Recently secured option on additional 28 patents and applications related to oncology, diabetes, bacterial infection and stroke

About Innovation Economy Corporation

Innovation Economy Corporation ("ieCrowd™") is an emerging growth company seeking to bring the world together to unlock the potential of untapped innovations.  ieCrowd aligns itself with universities and research institutions to secure the rights to develop life, health and wellness innovations into what it believes may be transformative future products, platforms, services and technologies. ieCrowd was founded in 2010 and is building a global ecosystem, based on a Collaborative Economy model, that includes investors, institutions, government agencies, universities, non-profits, companies and individuals – all committed to supporting ieCrowd's vision and mission. For more information about ieCrowd visit www.iecrowd.com. Follow at @ieCrowd, https://linkedin.com/company/iecrowd and https://www.facebook.com/ieCrowd.

About VirtualInvestorConferences.com

VirtualInvestorConferences.com, created by BetterInvesting (NAIC) and PR Newswire, has been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Virtual Investor Conferences unites PR Newswire's leading-edge online conferencing and investor communications capabilities with BetterInvesting's extensive retail investor audience network.

Logo - http://photos.prnewswire.com/prnh/20150622/224591LOGO

Logo - http://photos.prnewswire.com/prnh/20150622/224712LOGO

SOURCE Innovation Economy Corporation ("ieCrowd™")

RELATED LINKS

http://www.iecrowd.com

Press Release
June 29, 2015

Innovation Economy Corporation (ieCrowd) IPO Update Presentation Now Available for On-Demand Viewing

Company invites individual and institutional investors to login at VirtualInvestorConferences.com

RIVERSIDE, Calif., June 29, 2015 /PRNewswire/ – Innovation Economy Corporation ("ieCrowd™") an emerging growth company seeking to commercialize life and health innovations, today announced that their June 26 presentation from Amro Albanna, Chairman and CEO, is now available for on-demand viewing at VirtualInvestorConferences.com. ieCrowd plans to list on NASDAQ under the ticker symbol MYIE.

VIEW NOW: http://tinyurl.com/ieondemand

ieCrowd’s presentation will be available 24/7 for 90 days. Investors and advisors may view shareholder materials from the “virtual trade booth” for the next three weeks.

Learn more about the event: http://VirtualInvestorConferences.com

You can learn more about ieCrowd’s IPO and BANQ®, the online investment platform owned and operated by TriPoint Global Equities LLC, by accessing the following link: http://tinyurl.com/BanqAnnouncement

Company Highlights

●	ieCrowd secures and seeks to commercialize life and health innovations developed by research institutions
●	Founded October, 2010, headquartered in Riverside, CA, and currently has 33 employees including leadership with private and public company experience
●	Raised approximately $13M from private investors, life and health strategic investors, funds, and family office. Prior to acquisition by ieCrowd, technologies received non-dilutive funding from Gates Foundation and National Institutes of Health
●	Currently commercializing 5 innovations with addressable market of approximately $13B
●	Innovations being commercialized include “Kite”, which is being designed to block mosquitoes from detecting and biting humans with a goal of reducing human suffering from malaria and other mosquito-borne diseases, and “Nuuma”, a tiny nano-based sensor being designed to detect airborne gases at the parts per billion (ppb) level, envisioned as a “digital nose” for mobile devices, with potential consumer and professional uses ranging from testing indoor/outdoor air quality to early disease detection to homeland security
●	Recently secured option on additional 28 patents and applications related to oncology, diabetes, bacterial infection and stroke

###

About Innovation Economy Corporation

Innovation Economy Corporation ("ieCrowd™") is an emerging growth company seeking to bring the world together to unlock the potential of untapped innovations. ieCrowd aligns itself with universities and research institutions to secure the rights to develop life, health and wellness innovations into what it believes may be transformative future products, platforms, services and technologies. ieCrowd was founded in 2010 and is building a global ecosystem, based on a Collaborative Economy model, that includes investors, institutions, government agencies, universities, non-profits, companies and individuals – all committed to supporting ieCrowd's vision and mission. For more information about ieCrowd visit www.iecrowd.com. Follow at @ieCrowd, https://linkedin.com/company/iecrowd and https://www.facebook.com/ieCrowd.

About VirtualInvestorConferences.com

VirtualInvestorConferences.com, created by BetterInvesting (NAIC) and PR Newswire, has been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Virtual Investor Conferences unites PR Newswire’s leading-edge online conferencing and investor communications capabilities with BetterInvesting’s extensive retail investor audience network.

CONTACTS

Innovation Economy Corporation

Gus Okwu

Allison + Partners

ir@iecrowd.com

Phone: (646) 428-0638

Tom Smith

Allison + Partners

ir@iecrowd.com

Phone: (646) 428-0653

VirtualInvestorConferences.com

Bradley H. Smith

Director of Marketing, IR and Compliance Services

PR Newswire

+1.201.947.7157

bradley.smith@prnewswire.com